EXHIBIT 10.1

EXECUTION COPY
ASSET PURCHASE AGREEMENT
between
SKYTEL CORP.
and
BELL INDUSTRIES, INC.

Dated as of November 10, 2006

i

(continued)

(continued)

(continued)
Exhibits

A	Form of Bill of Sale
B	Form of Assignment and Assumption Agreement
C	Form of Intellectual Property Agreement
D	Form of Telecommunication Services Agreement
E	Form of Reseller Agreement
F	Form of CNAM Agreement
G	Form of Colocation Agreement
H	Form of Corporate Account Agreement

ASSET PURCHASE AGREEMENT
          This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of November 10, 2006, is between SKYTEL CORP., a Delaware corporation (“Seller”), and BELL INDUSTRIES, INC., a California corporation (“Purchaser”).
          W I T N E S S E T H:
          WHEREAS, Seller presently conducts the Business (as hereinafter defined);
          WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire substantially all of Seller’s assets, properties, rights, and interests used in or relating to the Business for the Purchase Price (as hereinafter defined) and the assumption by Purchaser of certain specified liabilities relating to the Business, all as more specifically provided herein; and
          WHEREAS, as a further condition and inducement to Purchaser to enter into this Agreement, Seller and Purchaser will enter into various transition services agreements, substantially in the forms attached hereto as Exhibits E, F and G pursuant to which Seller will provide to Purchaser certain transitional services, subject to the terms and conditions specified therein; and
          WHEREAS, certain terms used in this Agreement are defined in Section 1.1;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions.
          For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          “Assigned Intellectual Property” shall have the meaning set forth in the Intellectual Property Agreement.

          “Assigned Marks” shall have the meaning set forth in the Intellectual Property Agreement.
          “Assigned Patents” shall have the meaning set forth in the Intellectual Property Agreement.
          “Assigned Software” shall have the meaning set forth in the Intellectual Property Agreement.
          “Business” means the business of Seller, consisting of the wireless data and messaging services provided by Seller within the United States.
          “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § 101 et seq.
          “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
          “Business Non-Statutory Intellectual Property” shall have the meaning set forth in the Intellectual Property Agreement.
          “Business Statutory Intellectual Property” shall have the meaning set forth in the Intellectual Property Agreement.
          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, binding commitment, or other arrangement, whether written or oral, including but not limited to distribution and sales representative agreements, and other agreements (including any amendments and other modifications thereto).
          “Deferred Compensation Plan” means the Mobile Telecommunication Technologies Corp. (Mtel) Deferred Compensation Plan.
          “Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer and supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related primarily to the Business and the Purchased Assets in each case whether or not in electronic form; provided that “Documents” shall not include duplicate copies of such Documents retained by Seller or its Affiliates subject to the obligations relating to the use and disclosure thereof set forth in this Agreement.
          “Employee” means, as of any applicable date, all individuals who are employed by Seller as common law employees in connection with the Business, including all active full-time and part-time employees, employees on vacation or approved personal leave, workers’ compensation, military leave with reemployment rights under federal Law, maternity leave, leave under the Family and Medical Leave Act of 1993, short-term disability, long-term disability, and employees on other approved leaves of absence with a legal or contractual right to reinstatement.
          “Environmental Claim” means any allegation, notice of violation, action, suit, claim, Lien, demand, abatement or other Order or direction (conditional or otherwise) by reason of statute, common law, or contract, in law or equity, by any Governmental Body or by any other Person for personal injury (including sickness, disease or death), real, personal, tangible or intangible property damage, consequential damage, stigma, loss of value, damage to the environment (including but not limited to air, soil, water, or natural resources), nuisance, trespass, pollution, contamination or other adverse effects on the environment, or for fines, penalties, injunctions, or restrictions resulting from or based upon (a) the existence, or the continuation of the existence, of a Release or threatened Release (including, without limitation, sudden or non-sudden accidental or nonaccidental releases) of, or exposure or threatened exposure to, any Hazardous Material or other substance, chemical, material, pollutant, contaminant, odor, audible noise, or other Release in, into or onto the environment (including, without limitation, the air, soil, water or natural resources) at, in, by, from or related to any leased real estate or any activities conducted thereon or the Business; (b) the handling, use, transportation, storage, treatment or disposal of Hazardous Materials; (c) any disturbance or impact to the environment; or (d) the violation, or alleged violation, of any Environmental Law, Order or Permit of or from any Governmental Body.
          “Environmental Law” means any Law relating to human health and safety or the protection of the environment or natural resources, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act of 1974 (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 1101 et seq.); the Endangered Species Act of 1973 (7 U.S.C. § 136; 16 U.S.C. § 460 et seq.), and the Occupational Safety and Health Act of 1970 (29 U.S.C. §651 et seq.); as each has been amended and the regulations promulgated pursuant thereto.

          “ERISA Affiliate” means, with respect to any Person, all other Persons that are treated as a single employer with that Person pursuant to sections 414(b), 414(c), 414(m), and/or 414(o) of the Code.
          “Excluded Marks” shall have the meaning set forth in the Intellectual Property Agreement.
          “Excluded Pre-Petition Liabilities” means (i) any and all Claims (as such term is defined in the Bankruptcy Code) filed against the Debtors (as such term is defined in the Debtors’ Modified Second Amended Joint Plan of Reorganization under the Bankruptcy Code, dated October 21, 2003 (as thereafter modified, the “Plan”)), in the Debtors’ chapter 11 cases, and (ii) any other Claim that is subject to the discharge provisions contained in Section 10.02 of the Plan.
          “GAAP” means generally accepted accounting principles in the United States as of the date hereof.
          “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
          “Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.
          “Hazardous Material” means any substance, chemical, material or waste, or any constituent thereof, that is defined by any Environmental Law as hazardous , corrosive, ignitable, explosive, infectious, radioactive, carcinogenic, petroleum-derived, or toxic, such that the use, storage, treatment, disposal, release, discharge of, or exposure to which is prohibited, limited or otherwise is regulated by any Governmental Body, or is regulated by or forms the basis of liability under any Environmental Law, including, without limitation, any material, waste or substance which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “universal waste,” “commingled waste,” “a pollutant,” “pollution,” “subject waste,” a “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, including but not limited to, petroleum or petroleum products, petroleum components, constituents, additives or derivatives thereof, radioactive materials, radionuclides, radon gas, mercury, asbestos and polychlorinated biphenyls.
          “Indebtedness” of any Person means, without duplication, (i) the principal of and, accreted value and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities; (iii) all obligations of the type referred to in clauses (i) and (ii) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
          “Intellectual Property” shall have the meaning set forth in the Intellectual Property Agreement.
          “Intellectual Property Agreement” means the intellectual property agreement in the form attached hereto as Exhibit C between Seller and Purchaser, which apportions the rights in certain Intellectual Property between Seller and Purchaser and grants Purchaser certain rights and licenses thereunder.
          “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
          “Knowledge of Seller” concerning a particular subject, area or aspect of the Business shall mean the knowledge of each of the Persons listed on Schedule 1.1(b) and all knowledge which was or should have been obtained upon reasonable inquiry by such Persons.
          “Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule or regulation.
          “Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.
          “Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.
          “Licensed Excluded Marks” shall have the meaning set forth in the Intellectual Property Agreement.
          “Licensed Intellectual Property” shall have the meaning set forth in the Intellectual Property Agreement.
          “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement or, except with respect to Real Property Leases and Tower Site Leases, other real estate declaration, covenant, condition, restriction or servitude.

          “Material Adverse Effect” means an effect, event, development, change, occurrence or state of facts which (i) is materially adverse to the Business, Assets, properties, financial condition, or results of operations of Seller, or (ii) prevents or materially impedes, impairs or hinders the consummation by Seller of the transactions contemplated by this Agreement, in each case, other than any effect, event, development, change, occurrence or state of facts arising out of or resulting from (A) general changes or conditions in the U.S. economy or securities or financial markets, (B) changes or conditions affecting the industries in which Seller operates (but only to the extent that the impact of such changes or conditions on Seller is not materially disproportionate to the impact on other Persons conducting business in such industries), (C) changes in Law or GAAP (but only to the extent that the impact of such changes on Seller is not materially disproportionate to the impact on other Persons conducting business in the industries in which Seller conducts business), (D) the occurrence of any war, sabotage, armed hostilities or acts of terrorism or any escalation or material worsening of any such war, sabotage, armed hostilities or acts of terrorism existing or underway as of the date hereof (but only to the extent that the impact of such changes on Seller is not materially disproportionate to the impact on other Persons conducting business in the industries in which Seller conducts business), (E) any action taken by Purchaser or any of its Affiliates in bad faith or in contravention of the terms of this Agreement, or (F) the announcement of this Agreement, compliance with the terms of this Agreement, or the consummation of the transactions contemplated by this Agreement (except with respect to the loss of employees or customers arising therefrom).
          “Non-Statutory Intellectual Property” shall have the meaning set forth in the Intellectual Property Agreement.
          “Order” means any order, directive, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
          “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Seller.
          “Owned Real Property” means all real property and interests in real property owned in fee by Seller.
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
          “Permitted Exceptions” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business and not material in amount to the Business or the Purchased Assets;

(iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body; or (iv) valid title of a lessor under a capital or operating lease.
          “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
          “Products” means any and all products developed, manufactured, marketed or sold by Seller.
          “Property” shall include all property and all other assets and interests of whatsoever nature including, without limitation, real and personal property, whether tangible or intangible, and claims, rights and choses in action, in each case, other than Intellectual Property.
          “Proprietary Business Information” shall have the meaning set forth in the Intellectual Property Agreement.
          “Purchased Contracts” means all Contracts of Seller related to the Business as of the Closing Date, other than Excluded Contracts.
          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance or pollutant or contaminant).
          “Remedial Action” means any action, including, without limitation, any capital or operating expenditure, required or voluntarily undertaken to (a) clean up, remove, treat, or in any other way address any Hazardous Material or other substance in the indoor or outdoor environment, (b) prevent the Release or threatened Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger private or public health, welfare, or property or the environment, (c) investigate, monitor, study or assess, including without limitation, perform pre-remedial studies and investigations, operation and maintenance, or post-remedial monitoring and care, or (d) bring any Purchased Asset into compliance with all Environmental Laws, Orders and Permits.
          “Seller Parent” means MCI, LLC, a Delaware limited liability company and sole stockholder of Seller.
          “Seller Retained Intellectual Property” means the Subject Marks.
          “Seller Proprietary Software” shall have the meaning set forth in the Intellectual Property Agreement.
          “Statutory Intellectual Property” shall have the meaning set forth in the Intellectual Property Agreement.

          “Software” shall have the meaning set forth in the Intellectual Property Agreement.
          “Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by Seller.
          “Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).
          “Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.
          “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, any of the Subsidiaries, or any of their Affiliates.
          “Third Party Intellectual Property” shall have the meaning set forth in the Intellectual Property Agreement.
          “Trademarks” shall have the meaning set forth in the Intellectual Property Agreement.
          “Transfer Documents” means the Bill of Sale and the Assignment and Assumption Agreement.
          “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.
     1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Accounts Receivable	2.1(d)
Agreement	Preamble
Agreed Principles	3.3(a)
Applications	7.5

Term	Section
Assumed Liabilities	2.3
Assignment and Assumption Agreement	9.1(k)
Balance Sheet	5.4(a)
Balance Sheet Date	5.4(a)
Basket	10.5(a)
Benefits Maintenance Period	8.2(a)
Bill of Sale	9.1(j)
Cap	10.5(a)
Closing	4.1
Closing Date	4.1
Closing Statement	3.3(a)
Closing Working Capital	3.3(a)
CNAM Agreement	9.1(p)
Colocation Agreement	9.1(q)
Communications Act	5.3(b)
Confidentiality Agreement	7.6
Corporate Account Agreement	9.1(r)
Deposit	3.1(a)
Dispute	11.2(a)
Dispute Notice	11.2(a)
Employee Benefit Plan	5.23(a)
Environmental Permits	5.12(a)
ERISA	5.23(a)
Excluded Assets	2.2
Excluded Contracts	2.2(a)
Excluded Liabilities	2.4
FCC	5.3(b)
FCC Consent	7.5
FCC Licenses	5.6(c)
Final Order	9.1(e)
Final Working Capital	3.3(e)
Financial Statements	5.4(a)
Financing Commitment	4.2(f)
FRP	8.2(e)
Indemnification Claim	10.4(b)
Independent Accountant	3.3(c)
Inventory	2.1(c)
Losses	10.2(a)
Material Contract	5.7(a)
Material Customers	5.14(a)
Material Suppliers	5.14(b)
Net Working Capital	3.3(a)

Term	Section
Nonassignable Assets	2.5(b)
Non-Transferred Employees	8.1(a)
Pension Plan	5.23(d)
Personal Property Lease	5.19
Pre-Closing Covenants	10.1(b)
Post-Closing Covenants	10.1(b)
PP&E	2.1(g)
Prepaids	2.1(e)
Price Allocation	2.7(a)
Property Taxes	2.8(a)
Purchased Assets	2.1
Purchase Price	3.1
Purchaser	Preamble
Purchaser Documents	6.2
Purchaser Indemnified Parties	10.2(a)
Purchaser Plans	8.2(b)
Purchaser Savings Plan	8.2(d)
Purchaser’s FSA	8.2(f)
Qualified Plan	5.23(c)
Real Property Lease	5.18(a)
Reseller Agreement	9.1(o)
Seller	Preamble
Seller Documents	5.2
Seller Indemnified Parties	10.3(a)
Services	7.9
Standard Procedure	8.1(c)
Survival Period	10.1(b)
Telecommunication Services Agreement	9.1(m)
Termination Date	4.2(a)
Total Consideration	3.1
Tower Site Leases	5.18(a)
Transferred Employees	8.1(a)
Transfer Taxes	7.10
     1.3 Other Definitional and Interpretive Matters
               (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
          Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
          Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
          Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All matters disclosed in any Schedule shall be deemed to be disclosed in each other Schedule to the extent that the disclosure of such matters in such other Schedules, upon review of all schedules, is reasonably apparent. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
          Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
          Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
          Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
          Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
          Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
     2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser (or to a wholly owned subsidiary of Purchaser to be designated in writing by Purchaser at least five (5) Business Days prior to the Closing) all of the “Purchased Assets,” consisting of all of the assets, properties, rights, and interests wherever situated and of any kind or nature whatsoever owned by Seller as of the Closing Date and used directly or indirectly in the operation of the Business other than the Excluded Assets. The Purchased Assets shall be transferred to Purchaser by Seller free and clear of all Liens other than Permitted Exceptions. The “Purchased Assets” include, but are not limited to, each of the following assets:
          (a) Balance Sheet. All Property, rights, and interests of the Business set forth or reflected on the Final Balance Sheet (except the Excluded Assets);
          (b) Contracts. All rights of Seller under the Purchased Contracts including, but not limited to those set forth in Schedule 2.1(b), and all claims or causes of action with respect to the Purchased Contracts;
          (c) Inventory. All inventory used or intended to be used primarily in connection with the Business, including, but not limited to all raw materials, work in process and finished goods (the “Inventory”);
          (d) Accounts Receivable. All accounts receivable and any evidence thereof relating to or arising out of the Business and operation thereof, and any payments received with respect thereto after the Closing Date (including cash or check payments in transit on the Closing Date) (collectively, “Accounts Receivable”). Schedule 2.1(d) sets forth an itemized list of the Accounts Receivable as of the day immediately preceding the date hereof, and shall be updated as of the day immediately preceding the Closing Date, identifying such Accounts Receivable by obligor’s name, aging and amount;
          (e) Prepaid Expenses and Deposits. All deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses, including any prepaid rent, of Seller related to any

Purchased Assets other than prepaid charges, expenses and rent under the Real Property Leases and Personal Property Leases that is attributable to any period beginning prior to and ending on or before the Closing Date (“Prepaids”);
          (f) Real Property Leases. All rights of Seller under each Real Property Lease to which Seller is a party, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof. An itemized list of such Real Property Leases as of the date hereof, identifying each such lease by reference to the property to which it relates and its commencement and expiration dates is set forth in Schedule 2.1(f), and shall be updated as of the Closing Date;
          (g) Property, Plant, and Equipment. All equipment, assets in construction, office furniture and fixtures, computer equipment, office equipment, other furnishings, trucks, automobiles and other vehicles, supplies, and other tangible personal property of every kind and description, including tooling, wherever located (collectively, “PP&E”), other than such PP&E which is an Excluded Asset;
          (h) Leased Tangible Property. All of the leased tangible personal property including, but not limited to the items set forth in Schedule 2.1(h), which includes all prepayments, security deposits and options to renew or purchase in connection therewith;
          (i) Business Records. All Documents used in the Business, including Documents in Seller’s possession relating to Products, services, marketing, advertising, promotional materials, Assigned Intellectual Property, and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of the premises referred to in Section 2.1(f) above, but excluding such files as may be required under applicable Law regarding privacy;
          (j) FRP. FRP assets solely to the extent provided for in Section 8.2(f) hereof;
          (k) Deferred Compensation Plan. Deferred Compensation Plan assets solely to the extent provided for in Section 8.2(h) hereof;
          (l) Permits. All Permits used by Seller in the Business to the extent transferable to Purchaser, including, but not limited to, all FCC Licenses of Seller as listed on Schedule 2.1(l) attached hereto;
          (m) Non-Disclosure, Confidentiality, Non-Compete, and Similar Agreements. All rights of Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Employees of Seller or with third parties to the extent exclusively relating to the Business or the Purchased Assets, including, but not limited to, the standalone non-compete agreements set forth on Schedule 2.1(m) attached hereto;

          (n) Warranties and Guarantees. All of Seller’s interest in rights under or pursuant to all warranties, representations and guarantees, if any, made by vendors, suppliers, manufacturers and contractors relating to the Business or affecting the Purchased Assets;
          (o) Intellectual Property. The Assigned Intellectual Property and Proprietary Business Information pursuant, in each case, pursuant to the terms of the Intellectual Property Agreement;
          (p) Third Party Insurance Proceeds. All third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business;
          (q) Claims. All of Seller’s causes of action, claims, credits, demands or rights of set-off against third parties, to the extent related to the Business, except to the extent related to any Excluded Asset;
          (r) Forms. All stationery, forms, labels, shipping material, art work, and photographs, in each case, except to the extent incorporating any Excluded Marks;
          (s) Funded Compensation Rights. All rights (including experience ratings, to the extent transferable to Purchaser) with respect to unemployment and workers’ compensation, in each case, relating to Transferred Employees;
          (t) Communications. All rights to the telephone and facsimile numbers used in the Business, as well as all rights to receive mail and other communications addressed to Seller and relating to the Business (including mail and communications from customers, suppliers, distributors, agents and others and payments with respect to the Purchased Assets); and
          (u) Goodwill. All goodwill of the Business.
     2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:
          (a) The Excluded Contracts. All rights of Seller under the Contracts set forth on Schedule 2.2(a) and Schedule 5.9(f)(2), including all claims or causes of action with respect thereto (the “Excluded Contracts”).
          (b) Cash and Cash Equivalents. All cash, cash equivalents, bank deposits or similar cash items of Seller;

          (c) Stock Certificates; Subsidiaries. All shares of capital stock of, or other ownership interests in the Subsidiaries, and all assets owned, leased or held by the Subsidiaries, whether or not used or useful in the Business;
          (d) Real Property. All Owned Real Property;
          (e) Corporate Books. All minute books, organizational documents, stock registers and such other books and records of Seller or any Subsidiary as pertain to ownership, organization or existence of Seller and each Subsidiary;
          (f) Intellectual Property. All Intellectual Property (including Third Party Intellectual Property) other than the Assigned Intellectual Property and Proprietary Business Information, and the goodwill associated therewith.
          (g) Additional Books and Records. Any (i) other books and records that Seller and the Subsidiaries are required by Law to retain or that Seller determines are necessary or advisable to retain; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Purchased Assets; and (ii) documents relating to proposals to acquire the Business by Persons other than Purchaser, except for standalone confidentiality agreements;
          (h) Tax Refunds. All interests in or rights to any refund of Taxes, Tax credits or Tax loss carryforwards relating to the operation of the Business, the Purchased Assets or the Assumed Liabilities, or applicable to, any period, or any portion of any period, ending on or before the Closing Date;
          (i) Tax Records. All Tax returns and financial statements of Seller and the Subsidiaries and the Business and all records (including working papers) related thereto;
          (j) Claims Related to Excluded Assets. All of Seller’s causes of action, claims, counterclaims, credits, demands or rights of set-off against third parties to the extent related to any Excluded Asset;
          (k) Seller’s Rights Under This Agreement. All rights that accrue to Seller under this Agreement and the Seller Documents;
          (l) Employee Benefit Plans. All Employee Benefit Plans and any assets relating to such plans, except to the extent specifically provided in Sections 8.2(f) and 8.2(h) hereof; and
          (m) Other Assets. Such other assets as are set forth on Schedule 2.2(m).
     2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall assume, effective as of the

Closing, and shall timely perform, pay and discharge in accordance with their respective terms, only the Liabilities of Seller set forth below in this Section 2.3, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), consisting of the following Liabilities:
          (a) Liabilities of Seller under the Purchased Contracts;
          (b) Liabilities arising out of, relating to or with respect to any Employee Benefit Plan solely to the extent provided for in Article VIII;
          (c) all accounts payable existing on the Closing Date and incurred in the Ordinary Course of the Business (including, for the avoidance of doubt, (i) invoiced accounts payable and (ii) accrued but uninvoiced accounts payable), in each case, including those set forth on Schedule 2.3(c) to be delivered no less than five Business Days prior to the Closing Date;
          (d) all Taxes to be paid by Purchaser pursuant to Section 7.11 hereof; and
          (e) other Liabilities with respect to the Business, the Purchased Assets or the Transferred Employees arising after the Closing.
     2.4 Excluded Liabilities. Purchaser will not assume, or be liable for, any liabilities which are not Assumed Liabilities. All such liabilities which are not Assumed Liabilities shall be referred to as “Excluded Liabilities,” all of which Seller shall retain and remain liable for (whether such Excluded Liabilities are known or unknown, absolute, contingent, liquidated or unliquidated, due or to become due, and whether claims with respect thereto are asserted before or after the Closing). Excluded Liabilities shall include, but not be limited to, each of the following Liabilities:
          (a) any and all Liabilities of and/or on behalf of Seller for costs and expenses incurred in connection with this Agreement or the negotiation and consummation of the transactions contemplated by this Agreement;
          (b) any and all employee-related Liabilities of Seller accrued or arising out of actions, omissions or events occurring prior to or on the Closing Date, including, without limitation: (i) accrued salaries and wages, (ii) accrued vacation and sick pay, (iii) accrued payroll Taxes, (iv) withholdings, (v) charges of unfair labor practices, or (vi) discrimination complaints;
          (c) any and all Liabilities of Seller for the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA to employees of Seller, regardless of whether or not such employees accept employment with Purchaser pursuant to Section 8.1;

          (d) any and all Liabilities owed to, or claims of, Seller’s creditors, whether arising before or after the Closing Date, which may be asserted against Purchaser or any of the Purchased Assets pursuant to any applicable bulk sales, bulk transfer or similar laws and which do not otherwise constitute Assumed Liabilities;
          (e) any and all Liabilities under any intercompany loans, accounts or Contracts between the Business, on the one hand, and Seller or any of its affiliates, on the other hand;
          (f) any and all Liabilities relating to litigation (i) involving the Business, the Purchased Assets or Seller and existing as of the Closing Date, or (ii) to the extent arising out of or resulting from the Excluded Assets or Excluded Liabilities;
          (g) any and all Liabilities of Seller arising by reason of any violation of any Law or any requirement of any Governmental Body, including all Liabilities arising from, related to or in connection with FCC enforcement actions, in each case, to the extent such Liability results from or arises out of events, facts or circumstances occurring or existing on or prior to the Closing Date;
          (h) any and all Liabilities relating to or arising out of Excluded Assets, including Excluded Contracts;
          (i) any and all Liabilities for the return by any customer of Seller of products sold or distributed by Seller on or prior to the Closing Date or for a warranty claim for any product or service sold, distributed or performed, as the case may be, by Seller on or prior to the Closing Date based on any express warranty or implied warranty arising due to the statements or conduct of Seller or Seller’s employees or agents prior to the Closing Date;
          (j) any and all Taxes arising from or with respect to the Purchased Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date, and income and similar Taxes, of a type not described in Section 7.11, that are imposed as a result of the sale of the Purchased Assets pursuant to this Agreement (except, in any case, as otherwise provided in this Agreement);
          (k) any Liabilities of the Seller for Indebtedness;
          (l) any and all Liabilities of Seller under any Contract, other than the Purchased Contracts, and any and all Liabilities of Seller under any Contract or Permit arising out of a breach or alleged breach thereof by Seller on or prior to the Closing Date;
          (m) any and all Liabilities of Seller arising by reason of any violation or alleged violation of any Law or any requirement of any Governmental Body on or prior to the Closing Date;

          (n) any and any Liabilities for the return by any customer of Seller of products sold or distributed by Seller on or prior to the Closing or any Liabilities for a warranty claim for any product or service sold, distributed or performed, as the case may be, by the Seller on or prior to the Closing based on any express warranty, oral or written, or any implied warranty arising due to the statements or conduct of Seller or Seller’s employees or agents;
          (o) any and all Liabilities of the Seller arising out of the injury to or death of any person or animal or damage to or destruction of any tangible property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from or related to products (or parts or components thereof) sold, distributed or otherwise disposed of or services performed by or on behalf of the Seller, in each case, on or prior to the Closing Date;
          (p) any and all Liabilities of Seller for severance pay or the like with respect to any employee of the Seller that does not accept employment with the Purchaser upon completion of the transaction contemplated by this Agreement;
          (q) any and all Liabilities of Seller for salaries, commissions, bonuses, deferred compensation or like payments to any director, officer or employee of the Seller for the period prior to the Closing, except as otherwise expressly provided herein; and
          (r) all Excluded Pre-Petition Liabilities.
          Notwithstanding any provisions in this Agreement to the contrary, Purchaser is assuming only the Assumed Liabilities and is not assuming any other Liability of Seller or its Subsidiaries (or any predecessor owner of all or part of the Business) of whatever nature. All such other Liabilities shall be retained by and remain Liabilities and obligations of Seller.
     2.5 Further Conveyances and Assumptions; Consent of Third Parties.
          (a) From time to time following the Closing, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement and the Transfer Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Transfer Documents, and to otherwise make effective the transactions contemplated hereby and thereby.
          (b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained; provided, however, that Seller shall use its commercially reasonable efforts to cooperate with Purchaser at its request for up to 180 days following the Closing Date in endeavoring to obtain such consents promptly; and provided further, that such efforts shall not require Seller or any of its Affiliates to incur any Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent. Purchaser and Seller shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Purchased Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its Affiliates so that, in any such case, Purchaser shall be solely responsible for such Liabilities.
     2.6 Bulk Sales Laws. Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
     2.7 Purchase Price Allocation.
          (a) For all Tax purposes, the Purchase Price (plus any Assumed Liabilities that are treated as consideration for the Purchased Assets) shall be allocated in the manner set forth in this Section 2.7 (the “Price Allocation”). Purchaser shall prepare a proposed allocation in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder and shall deliver such proposal to Seller for its review and approval not later than forty five (45) Business Days after the Closing Date. Seller shall notify Purchaser of its agreement to such proposal or of any modifications it wishes to make to such proposed allocation. If Seller proposes any modifications, then Seller and Purchaser will attempt to reach agreement on the Price Allocation prior to the due date for the filing of IRS Form 8594. In the event that Purchaser and Seller are unable to agree on the Price Allocation prior to such due date, then each party will separately file an IRS Form 8594. In the event that Purchaser and Seller agree on the Price Allocation (i) each party agrees to timely file an IRS Form 8594 reflecting the Price Allocation for the taxable year that includes the Closing Date and to make any timely filing required by applicable state or local Law, (ii) such Price Allocation shall be binding on Purchaser and Seller for all Tax reporting purposes, (iii) none of Purchaser or Seller or any of their respective Affiliates shall take any position inconsistent with such Price Allocation in connection with any Tax proceeding, except to the extent required by applicable Law, and (iv) if any Taxing Authority disputes such Price Allocation, the party receiving notice of the dispute shall promptly notify the other party hereto of such dispute, and the parties hereto shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of such Price Allocation.
          (b) Any indemnification payment treated as an adjustment to the Total Consideration paid for the Purchased Assets under Article III hereof shall be reflected as an adjustment to the consideration allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Purchased Assets in accordance with the Price Allocation method provided in this Section 2.7.
     2.8 Allocation of Taxes and Expenses.
          (a) All state, county and local ad valorem Taxes on Purchased Assets (“Property Taxes”) shall be prorated between Purchaser and Seller as of the Closing Date, computed by multiplying the amount of Property Taxes for the fiscal year for which the same are levied by a fraction, the numerator of which is the number of days in such fiscal year up to and including the Closing Date and the denominator of which is the number of days in such fiscal year. In connection with such proration of Property Taxes, in the event that actual Property Tax figures are not available at the Closing Date, proration of Property Taxes shall be based upon the actual Property Taxes for the preceding fiscal year for which actual Property Tax figures are available, and re-prorated when actual Property Tax figures become available. All utility charges, gas charges, electric charges, water charges, water rents and sewer rents, if any, relating to the Purchased Assets shall be apportioned between Purchaser and Seller as of the Closing Date, computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year.
          (b) All prorations and applicable payments to either party in connection with this Section 2.8 shall be made, insofar as feasible, on the Closing Date, and the Purchase Price shall be adjusted accordingly. During the three-month period subsequent to the Closing Date, Seller shall advise Purchaser, and Purchaser shall advise Seller, of any actual changes to such prorations, and the Purchase Price shall be increased or decreased, as applicable, at the end of such three-month period. In the event Purchaser or Seller shall receive bills after the Closing Date for expenses incurred before the Closing Date that were not prorated in accordance with this Section 2.8 or that were re-prorated in accordance with this Section 2.8, then Purchaser or Seller, as the case may be, shall promptly notify the other party as to the amount of the expense subject to proration and the responsible party shall pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible party, reimburse the other party for its portion of such expenses).
     2.9 Power of Attorney; Right of Endorsement. Effective as of the Closing, Seller hereby constitutes and appoints Purchaser the true and lawful attorney of Seller with full power of substitution, in the name and on behalf of Seller, but for the benefit of and at the sole cost and expense of Purchaser, (a) to collect all Purchased Assets, (b) to endorse, without recourse, checks, notes and other instruments in connection with the Business and constituting Purchased Assets, (c) to institute and prosecute all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title in or to the Purchased Assets, (d) to defend and compromise all actions, suits or proceedings with respect to any of the Purchased Assets and (e) to do all such reasonable acts and things with respect to the Purchased Assets as Purchaser may deem advisable, subject to the consent of the Seller, which consent shall not be unreasonably withheld; provided that the foregoing shall not apply with respect to any Excluded Assets or Excluded Liabilities or to any Legal Proceedings in respect thereof. Seller agrees that the foregoing powers are coupled with an interest and shall not be revocable by Seller directly or indirectly in any manner. Purchaser shall retain for its own account any amounts collected pursuant to the foregoing powers.
ARTICLE III
CONSIDERATION
     3.1 Consideration.
          (a) The aggregate consideration for the Purchased Assets shall be (i) an amount in cash equal to $23,000,000 (the “Purchase Price”), subject to adjustment as provided in Section 3.3, of which $3,450,000 (the “Deposit”) shall be paid by Purchaser to Seller pursuant to Section 3.1(b) and (ii) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”).
          (b) Prior to, or immediately upon, the execution of this Agreement, Purchaser shall pay to Seller the Deposit in immediately available United States funds to an account designated by Seller.
     3.2 Payment of Purchase Price. On the Closing Date, (a) Purchaser shall pay the Purchase Price (less the Deposit) to Seller by wire transfer of immediately available United States funds into an account or accounts designated by Seller.
     3.3 Purchase Price Adjustment.
          (a) As promptly as practicable, but no later than 45 days after the Closing Date, Seller shall cause to be prepared and delivered to Purchaser the Closing Statement (as defined below) and a certificate based on such Closing Statement setting forth Seller’s calculation of Closing Working Capital. The closing statement (the “Closing Statement”) shall present the Net Working Capital as of the end of business on the Closing Date (“Closing Working Capital”). “Net Working Capital” means the consolidated current assets of the Business, reduced by the consolidated current liabilities of the Business, in each case as determined in accordance with the accounting principles set forth on Schedule 3.3(a) (the “Agreed Principles”).

          (b) If Purchaser disagrees with Seller’s calculation of Closing Working Capital delivered pursuant to Section 3.3(a), Purchaser may, within 30 days after delivery of the Closing Statement, deliver a notice to Seller stating that Purchaser disagrees with such calculation and specifying in reasonable detail those items or amounts as to which Purchaser disagrees and the basis therefor (provided that Purchaser’s disagreement may not be based upon adjustments sought to be made at times other than when such adjustments are customarily made). Purchaser shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 3.3(a).
          (c) If a notice of disagreement shall be duly delivered pursuant to Section 3.3(b), Purchaser and Seller shall, during the 30 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital. If during such period, Purchaser and Seller are unable to reach such agreement, they shall promptly thereafter cause an independent accounting firm as they shall mutually select (the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). Each party agrees to execute, if requested by the Independent Accountant, an engagement letter containing terms that are reasonably requested by the Independent Accountant. Purchaser and Seller shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Statement and Seller’s calculation of Closing Working Capital as to which Purchaser has disagreed in its notice of disagreement duly delivered pursuant to Section 3.3(b). The Independent Accountant shall deliver to Purchaser and Seller, as promptly as practicable (but in any case no later than 45 days from the date of engagement of the Independent Accountant), a report setting forth such calculation. Such report shall be final and binding upon Purchaser and Seller, shall be deemed a final arbitration award that is binding on Purchaser and Seller, and neither Purchaser nor Seller shall seek further recourse to courts or other tribunals, other than to enforce such report. Judgment may be entered to enforce such report in any court of competent jurisdiction. The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of Seller’s position, 60% of the costs of its review and report would be borne by Purchaser and 40% of the costs would be borne by Seller.
          (d) Purchaser and Seller shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this Section 3.3, including the making available to the extent necessary of books, records, work papers and personnel.
          (e) If Final Working Capital exceeds $4,000,000, Purchaser shall pay to Seller, in the manner and with interest as provided in Section 3.3(f), the amount of such excess, and if Final Working Capital is less than $4,000,000, Seller shall pay to Purchaser, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 3.3(f), the amount of such difference. “Final Working Capital” means Closing Working Capital (i) as shown in Seller’s calculation delivered pursuant to Section 3.3(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.3(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Purchaser and Seller pursuant to Section 3.3(c) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.3(c); provided, however, that in no event shall Final Working Capital be more than Seller’s calculation of Closing Working Capital delivered pursuant to Section 3.3(a) or less than Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 3.3(b).
          (f) Any payment pursuant to Section 3.3(e) shall be made at a mutually convenient time and place within five (5) Business Days after Final Working Capital has been determined by wire transfer by Purchaser or Seller, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party. The amount of any payment to be made pursuant to this Section 3.3 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the “prime rate” as published in the “money rates” (or similar) section of The Wall Street Journal on the date of payment calculated on the basis of the number of days elapsed from the Closing Date to the date of payment.
ARTICLE IV
CLOSING AND TERMINATION
     4.1 Closing Date. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Manatt, Phelps & Phillips, LLP, located at 7 Times Square, New York, NY 10036 (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on the last Business Day (the “Closing Date”) of the month in which all of the conditions set forth in Article IX have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.
     4.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

          (a) At the election of Seller or Purchaser on or after the date that is 120 days following the date hereof (such date, the “Termination Date”), if the Closing shall not have occurred by the close of business on such date; provided that, if the condition set forth in Section 9.1(e) is the only condition remaining to be satisfied on such date (other than those conditions that are only capable of being satisfied on the Closing), then Seller or Purchaser may extend the Termination Date by seventy five (75) additional days; and provided further that the right to terminate this Agreement under this Section 4.2(a) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
          (b) by mutual written consent of Seller and Purchaser;
          (c) by Purchaser, provided that it is not then in material breach of any of its obligations under this Agreement, if Seller (i) fails in any material respect to perform any of its covenants in this Agreement when performance thereof is due or (ii) has breached in any material respect any of the representations or warranties contained in Article V of this Agreement, and does not cure such failure or breach within fifteen (15) Business Days after Purchaser delivers written notice thereof; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 4.2(c) if, prior to the expiration of such fifteen (15) Business Day period, Seller delivers a certificate signed by an officer of Seller certifying that (A) Seller reasonably believes that such breach or failure is capable of being cured prior to the Termination Date and (B) Seller shall use its reasonable best efforts to cause such breach or failure to be cured prior to the Termination Date;
          (d) by Seller, provided that it is not then in material breach of any of its obligations under this Agreement, if Purchaser (i) fails in any material respect to perform any of its covenants in this Agreement when performance thereof is due or (ii) has breached in any material respect any of the representations or warranties contained in Article VI of this Agreement, and does not cure such failure or breach within fifteen (15) Business Days after Seller delivers written notice thereof; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 4.2(d) if, prior to the expiration of such fifteen (15) Business Day period, Purchaser delivers a certificate signed by an officer of Seller certifying that (A) Purchaser reasonably believes that such breach or failure is capable of being cured prior to the Termination Date and (B) Purchaser shall use its reasonable best efforts to cause such breach or failure to be cured prior to the Termination Date;
          (e) by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence); or

          (f) by Seller if Purchaser has not, within eight (8) Business Days following the date hereof, (i) obtained a signed commitment (in a form that is reasonably satisfactory to Seller) from a banking or other financial institution reasonably satisfactory to Seller to provide debt financing to Purchaser in an aggregate amount of not less than $40,000,000 in connection with the transactions contemplated hereby (the “Financing Commitment”) and (ii) delivered to Seller a copy of the Financing Commitment which is certified by Purchaser’s Chief Executive Officer or Chief Financial Officer to be true, correct and complete.
     4.3 Procedure Upon Termination. In the event of termination and abandonment by Purchaser or Seller, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Assets hereunder shall be abandoned, without further action by Purchaser or Seller.
     4.4 Effect of Termination.
          (a) In the event that this Agreement is validly terminated in accordance with Sections 4.2 and 4.3, then each of the parties shall be relieved of its respective duties and obligations arising under this Agreement from and after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, that no such termination shall relieve any party hereto from liability for any breach of this Agreement or other Liability arising prior to termination hereof and; provided, further, that the obligations of the parties set forth in this Section 4.4 and Article XI hereof shall survive any such termination and shall be enforceable hereunder.
          (b) If this Agreement is validly terminated:
          (i) by Purchaser pursuant to Section 4.2(a) (prior to Seller validly extending the Termination Date as set forth in Section 4.2(a)) if the condition set forth in Section 9.1(e) shall not have been satisfied by the date that is 120 days following the date hereof and immediately prior to such termination the conditions set forth in Sections 9.1(a) and (b) shall have been satisfied; or
          (ii) by Purchaser pursuant to Section 4.2(a) prior to the date that is 195 days following the date hereof (assuming that Seller validly extended the Termination Date by seventy-five (75) days as set forth in Section 4.2(a)) and the conditions set forth in each of Sections 9.1(a) and (b) and Section 9.1(e) shall not have been satisfied by the Termination Date, as so extended),
          (iii) by Seller pursuant to Section 4.2(d) or Section 4.2(f), then the Deposit (together with any interest or other income that may have been earned thereon) shall be forfeited to Seller, and Purchaser shall have no claim whatsoever thereto. If this Agreement is validly terminated for any other reason, then Seller shall refund the Deposit (excluding any interest or other income that may have been earned thereon) to Purchaser, to be paid by wire transfer of immediately available United States funds into an account designated by Purchaser.
          (c) The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 4.4 shall relieve Purchaser or Seller of its respective obligations under the Confidentiality Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Purchaser that:
          5.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. Schedule 5.1 sets forth a list of the states in which Seller is qualified to do business as of the date hereof.
          5.2 Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and such other agreements and documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     5.3 Conflicts; Consents of Third Parties; Subsidiaries.
          (a) Except as set forth on Schedule 5.3(a), none of the execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or by-laws of Seller; (ii) any Contract (other than Tower Site Leases) or Permit to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) any Order of any Governmental Body applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not (A) materially impair the ability of Seller to enter into this Agreement and to consummate the transactions contemplated hereby, (B) materially adversely affect the business, operations, or condition (financial or otherwise) of the Business, or (C) subject any material portion of the Purchased Assets to any Lien.
          (b) Except as set forth on Schedule 5.3(b), no material consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement, the compliance by Seller with any of the provisions hereof, or the consummation of the transactions contemplated hereby, except for filings with and approvals of the Federal Communications Commission (the “FCC”) as required under the Communications Act of 1934 (the “Communications Act”) and the rules and regulations promulgated thereunder.
          (c) All of Seller’s Subsidiaries are listed on Schedule 5.3(c). No such Subsidiary owns, uses, has a right to use, leases, licenses, or otherwise has any interest of any type whatsoever in any of the Property used in the Business.
     5.4 Financial Statements; Books of Account.
          (a) Seller has made available to Purchaser copies of (i) the unaudited balance sheets of Seller as at December 31, 2005 and 2004 and the related unaudited statements of income of Seller for the years then ended, in each case, used in the preparation of the audited financial statements of MCI, Inc. for such periods, and (ii) the unaudited balance sheet of Seller as at September 30, 2006 and the related statement of income of Seller for the three-month period then ended (such unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Except as set forth in the notes thereto and as disclosed in Schedule 5.4(a), each of the Financial Statements has been prepared in accordance with GAAP consistently applied and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Seller and its Subsidiaries as at the dates and for the periods indicated therein. For the purposes hereof, the unaudited balance sheet of Seller as at September 30, 2006 is referred to as the “Balance Sheet” and September 30, 2006 is referred to as the “Balance Sheet Date.”
          (b) Except as set forth on Schedule 5.4(b), the books, records and accounts of Seller accurately and fairly reflect, in all material aspects, the transactions and the assets and liabilities of Seller relating to the Business. Seller maintains a system of internal accounting control sufficient all material aspects to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets, properties, books, records and accounts is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (c) Except as set forth in Schedule 5.5(a), Seller does not have any material Liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except liabilities that (i) are reflected or disclosed in Balance Sheet (whether or not required under GAAP to be disclosed in the Balance Sheet or the notes thereof), (ii) were incurred after the Balance Sheet Date in the Ordinary Course of Business or (iii) are set forth in Schedule 5.4(c) hereto.
     5.5 Title to Purchased Assets; Sufficiency.
          (a) Except as set forth in Schedule 5.5(a), Seller owns and has good title to each of the Purchased Assets, free and clear of all Liens other than Permitted Exceptions.
          (b) The Purchased Assets and Licensed Intellectual Property constitute all of the assets necessary together with Seller’s agreements hereunder and under the Seller Documents for Purchaser to conduct the Business as of the Closing Date without interruption and in the Ordinary Course of Business, except the Excluded Assets and those services set forth on Schedule 5.5(b).
          (c) Except as set forth in Schedule 5.5(a), and except for the effects of this Agreement, the consummation of the transactions contemplated hereby, or of any actions of Purchaser or any Affiliate of Purchaser, upon the consummation of the transactions contemplated hereby, Purchaser will have acquired, on and as of the Closing Date, good and valid title in and to the Purchased Assets, free and clear of all Liens other than Permitted Exceptions.
     5.6 Compliance with Laws; Permits.
          (a) Except for minor discrepancies in the latitude and/or longitude of certain sites, Seller is in compliance in all material respects with all Laws applicable to its operations and assets and to the Business. Seller has not received any written notice of or been charged with the violation of any Laws, which violation would adversely affect the Business in any material respect. Schedule 5.6(a) contains a description of any such written notices which have been received by Seller as of the date hereof.
          (b) Except for the matters addressed in Section 5.6(c), Seller currently has all material Permits which are required for the operation of the Business as presently conducted. Seller is not in material default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material Permit to which it is a party.
          (c) Schedule 5.6(c) sets forth a true and complete list as of the date of this Agreement of all Permits issued or granted to Seller by the FCC that are required for the operation of the Business as presently conducted (the “FCC Licenses”). Except as set forth on Schedule 5.6(c) and for minor discrepancies with respect to the latitude and/or longitude of certain sites, (i) each of the FCC Licenses is in full force and effect; (ii) Seller has complied in all material respects with the terms of each of the FCC Licenses; (iii) to the Knowledge of Seller, no condition exists or event has occurred which, with or without the lapse of time or the giving of notice, or both, would reasonably be expected to result in the revocation, cancellation, adverse modification or non-renewal of any of the FCC Licenses; (iv) without limiting the generality of clause (ii) above, as of the date hereof, all license fees and expenses due and payable by Seller in relation to the FCC Licenses have been paid by Seller; and (v) since January 1, 2004, all material reports and other documents required to be filed by Seller with the FCC or any other Governmental Body with respect to the FCC Licenses have been timely filed.
     5.7 Material Contracts.
     (a) Schedule 5.7(a) sets forth all of the following Contracts currently in effect, whether written or oral, other than Real Property Leases and Tower Site Leases, to which Seller is a party or by which it is bound and that are primarily related to the Business or by which the Purchased Assets may be bound or affected and that are Purchased Contracts (collectively, the “Material Contracts”):
          (i) Contracts with any Affiliate or current officer or director of Seller;
          (ii) Contracts containing a covenant or agreement not to compete in any geographical area or in any line of business that materially limits the operation of the Business as presently conducted;
          (iii) Contracts for the sale of any of the Purchased Assets, other than in the Ordinary Course of Business;
          (iv) Contracts relating to any acquisition made (and for which there are continuing contractual obligations of Seller thereunder as of the date hereof) or to be made by Seller of any operating business or the capital stock of any other Person;
          (v) any union contract, collective bargaining agreement or other similar agreement;
          (vi) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits;
          (vii) Contracts relating to incurrence of Indebtedness, or the making of any loans, in each case, other than in the Ordinary Course of Business;
          (viii) Contracts not terminable without penalty upon 90 days (or less) notice;
          (ix) Contracts providing for an extension of credit other than consistent with normal customer credit terms;
          (x) Contracts that provide for a guaranty by Seller relating to the borrowing of money or extension of credit (other than accounts receivable and accounts payable in the Ordinary Course of Business);
          (xi) any standalone non-compete agreements; and
          (xii) Contracts which involve the expenditure of more than $200,000 in the aggregate.
          True and complete copies of all Material Contracts have been made available to Purchaser.
          (b) Except as set forth on Schedule 5.7(b), (i) all Material Contracts are valid, binding and in full force and effect and are enforceable by Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (ii) neither Seller nor, to the Knowledge of Seller, any other party to any of the Material Contracts is in breach or default thereunder in any material respect; and (iii) to the Knowledge of Seller, no condition exists or event has occurred which, with or without the lapse of time or the giving of notice, or both, would constitute a default by Seller in any material respect under any Material Contract.
     5.8 Legal Proceedings. As of the date of this Agreement, except as set forth on Schedule 5.8, there are no material Legal Proceedings pending, nor, to Seller’s Knowledge, threatened against Seller, or to which Seller is otherwise a party, before any Governmental Body and (i) relating to the Business, or (ii) which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement. As of the date of this Agreement, Seller is not subject to any Order relating to the Business.
     5.9 Intellectual Property.
          (a) Schedule 5.9(a) sets forth a complete list of all applications and registrations in and to the Assigned Patents and the Assigned Marks, and a complete list of the Software which constitutes Assigned Software. Seller (i) owns all right, title and interest in and to the Assigned Intellectual Property free and clear of all encumbrances and licenses, and (ii) has the legal and valid right to grant the joint ownership interest to Purchaser in the Proprietary Business Information and grant the licenses granted to Purchaser in and to the Licensed Intellectual Property . Except for actions relating to the prosecution of patent and trademark applications pending before the respective patent and trademark offices, Seller has not received written notice of any pending or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand that challenges the legality, validity, enforceability, registrations, use, or ownership of each item of Assigned Intellectual Property in the applicable country or jurisdiction.
          (b) To Seller’s Knowledge, the use, development, manufacture, marketing, license, sale, or furnishing of any product or service currently licensed, utilized, sold, provided or furnished by Seller in the conduct of the Business does not violate any license or contract, agreement, arrangement, commitment or undertaking between Seller and any third party. To Seller’s Knowledge, Seller has received no written notice of any claim of infringement or misappropriation of any Intellectual Property right of any third party due to Seller’s conduct of the Business.
          (c) To Seller’s Knowledge, no current or former employee, consultant or independent contractor of Seller: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement or noncompetition agreement with Seller; (ii) is in material violation of any term or covenant of any contract, agreement, arrangement, commitment or undertaking with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Seller or using trade secrets or proprietary information of others in the performance of such services for Seller without permission; or (iii) has developed any copyrightable, patentable or otherwise proprietary work for Seller that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any Intellectual Property rights in or to such work. To Seller’s Knowledge, the employment of any employee of Seller or the use by Seller of the services of any consultant or independent contractor does not subject Seller to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Seller, whether such Liability is based on contractual or other legal obligations to such third party.

          (d) To Seller’s Knowledge, all current officers, employees and consultants of Seller having access to confidential information of Seller, its customers or business partners have executed and delivered to Seller an agreement regarding the protection of such confidential information to Seller, or are under a statutory, regulatory, fiduciary or other legal duty to preserve the confidentiality of such confidential information (in the case of confidential information of Seller’s customers and business partners, to the extent required by such customers and business partners), and copies of all such agreements have been delivered to Purchaser’s legal counsel.
          (e) Schedule 5.9(e) set forth a true and complete list of all Third Party Software included in or required for the use of the Assigned Software, other than third party Software licensed to Seller pursuant to a standard “click wrap,” “shrink wrap,” or “open source” license agreement.
          (f) Schedule 5.9(f)(1) sets forth a true and complete list of agreements under which Seller has obtained the right to use the Software listed on Schedule 5.9(e). Schedule 5.9(f)(2) sets forth a true and complete list of those agreements listed on Schedule 5.9(f)(1) which constitute Excluded Contracts. Schedule 5.9(f)(3) sets forth a true and complete list of those agreements listed on Schedule 5.9(f)(1) which constitute Purchased Contracts. To Seller’s Knowledge, Seller may assign its rights and obligations under the contracts listed on Schedule 5.9(f)(3) to Purchaser without the consent of any third party.
     5.10 Insurance. Except to the extent that Seller self insures, Seller has policies of insurance of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Business. All such policies are in full force and effect, all premiums due thereon have been paid and Seller is otherwise in compliance in all material respects with the terms and provisions of such policies. Seller has not received any notice of cancellation or non-renewal of any such policy or arrangement nor, to the Knowledge of Seller, is the termination of any such policies or arrangements threatened.
     5.11 Labor.
          (a) Seller is not a party to any labor or collective bargaining agreement.
          (b) Seller is not a party to any Contract for the employment of any individual on a full-time, part-time or other basis.
          (c) As of the date hereof, there are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Seller, threatened against or involving Seller, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any employee or group of employees of Seller.

          (d) Seller has not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business, and no such investigation is in progress.
          (e) There are no complaints, lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened in any forum by or on behalf of any present or former employee of Seller, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any Laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
          (f) Since the enactment of the WARN Act, Seller has complied in all respects with the WARN Act with respect to (i) any “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business, (ii) any “mass layoff’ (as defined in the WARN Act) affecting any site of employment or facility used in the Business, (iii) any transaction or layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law or regulation or (iv) any “employment loss” suffered by any of Seller’s employees (as defined in the WARN Act). Seller assumes responsibility for any claims arising under the WARN Act with regard to the termination of employees by Seller pursuant to the transaction contemplated by this Agreement.
          (g) Schedule 5.11(g) sets forth (i) with respect to all present employees of the Business, their dates of hire, positions and total annual compensation (split between base and incentive compensation), (ii) the wage rates for non-salaried and non-executive salaried employees of the Business by classification, and (iii) all group insurance programs in effect for employees of the Business.
     5.12 Environmental Matters.
          (a) Seller is not subject to any Order or plan of correction relating to a violation of any Environmental Law;
          (b) Seller has not received notice, and otherwise has no Knowledge of, noncompliance with any Environmental Law or Permit or Order, or pending, threatened or ongoing Environmental Claims, or investigations under Environmental Laws, concerning the Business, or any currently or previously owned or leased Property of Seller;
          (c) Seller is not in material violation of any Environmental Law and has complied with all applicable Environmental Laws in all material respects;
          (d) No Hazardous Material has been Released, or threatens to be Released from the operations of the Business in violation of any applicable

Environmental Law, requiring action under any Environmental Law, or has resulted in any Environmental Claim, including without limitation, personal injury or property or other damage; and
          (e) Seller has not handled, used, discharged, released, disposed of, transported or arranged for the transportation or disposal of, any Hazardous Materials, (i) in a manner that may reasonably form the basis of an Environmental Claim, or (ii) to a facility, site or location that is listed on any federal or state investigation or cleanup list pursuant to any Environmental Law or that Seller otherwise has Knowledge that such facility, site or location is subject to investigation or cleanup required pursuant to any Environmental Law.
     5.13 Conduct of Business in Ordinary Course. Except for the transactions contemplated hereby or as set forth on Schedule 5.13, since December 31, 2005, (i) Seller has conducted the Business in the Ordinary Course of Business, (ii) there has not been any event, change, occurrence or circumstance that has had a Material Adverse Effect, and (iii) Seller has not taken any action that if taken after the date hereof would cause a breach of its representations and warranties set forth in this Article V. Except as set forth on Schedule 5.13, since December 31, 2005, there has not been, in each case as it relates to the Business:
          (a) any damage, destruction or loss (whether or not covered by insurance) with respect to any Purchased Asset that is material to the Business;
          (b) except for changes arising from the acquisition by Verizon Communications Inc. of MCI, Inc., any change by Seller in its accounting methods, principles or practices, or any changes in depreciation or amortization policies or rates adopted by it;
          (c) any termination or failure to renew, or any threat made in writing (that was not subsequently withdrawn in writing) to terminate or fail to renew, any Material Contract, or any amendments or modifications thereto;
          (d) except as may have occurred in the Ordinary Course of Business, any sale, abandonment, transfer, lease, license or any other disposition of any material properties or assets of Seller;
          (e) except with respect to equity securities of any Person received by Seller following the reorganization or restructuring of such person, any acquisition of any capital stock or business of any other person (or any reaching of an agreement, arrangement or understanding to do the same);
          (f) any bonuses awarded or paid to employees of the Company, except to the extent accrued on the Balance Sheet, or any increase in the compensation payable or to become payable by it to any of the Company’s directors, officers or employees; or

          (g) except in the Ordinary Course of Business, (i) any incurrence of indebtedness or assumption, guarantee or other responsibility for the debts of any other Person (other than check-clearing endorsements made in the Ordinary Course of Business), (ii) any loans, advances or capital contributions to or investments in any other Person (other than advances against commissions and advances of expenses to sales personnel in the normal course of business), or (iii) any grant of any security interest or creation or modification of any Liens on any of the Purchased Assets.
     5.14 Customers and Suppliers. In each case with respect to the Business:
          (a) Schedule 5.14(a) sets forth each of Seller’s fifteen (15) largest customers as a percentage of Seller’s revenue along with actual revenue generated by each such customer for the year ended December 31, 2005 and for the nine-month period ended September 30, 2006 (“Material Customers”). None of the Material Customers have informed Seller in writing that such Material Customer intends to reduce its purchases from Seller over the next 24 months period; and
          (b) Schedule 5.14(b) sets forth each of Seller’s fifteen (15) largest suppliers (excluding lessors under Tower Site Leases) as a percentage of Seller’s purchases along with the actual amount of purchases from each such supplier for the year ended December 31, 2005 and for the nine-month period ended September 30, 2006 (“Material Suppliers”). None of the Material Suppliers have informed Seller in writing that such Material Supplier intends to no longer supply the Business after the Closing Date.
     5.15 PP&E. The PP&E in the aggregate is in good operating condition and repair, and generally is adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained.
     5.16 Foreign Corrupt Practices Act and Export Restrictions. Seller is in compliance with the Foreign Corrupt Practices Act of 1977, as amended, in respect of its operation of the Business. Seller does not provide any of its services in Cuba, Syria, Myanmar (Burma), Iran, North Korea, Libya or Sudan or any other country subject to U.S. trade restrictions, embargo or executive order.
     5.17 Taxes.
          (a) Except as set forth on Schedule 5.17(a), and except for matters that would not have a Material Adverse Effect, Seller or the affiliated, combined or unitary tax group of which Seller is or was a member, as the case may be, has filed, or there have been timely filed on Seller’s behalf, all Tax Returns in respect of the Purchased Assets and/or the Business that are required to be filed by it and has paid all Taxes shown thereon.

          (b) As of the date of this Agreement, there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened with respect to the Business in respect of any Tax.
          (c) The Purchased Assets are not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for Tax purposes.
     This Section 5.18 represents the sole and exclusive representation and warranty of Seller regarding Tax matters
     5.18 Real Property.
          (a) Schedule 5.18(a) sets forth a complete list of (i) all leases of real property by Seller (individually, a “Real Property Lease” and collectively, the “Real Property Leases”), as lessee or lessor, and (ii) all agreements relating to the use of transmission towers not owned by Seller but used by Seller in the operation of the Business (the “Tower Site Leases”). Seller has provided Purchaser with true and correct copies of all Real Property Leases.
          (b) Except as set forth on Schedule 5.18(b), (i) Seller has a valid, binding and enforceable leasehold interest under each of the Real Property Leases and material Tower Site Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions; (ii) each of the Real Property Leases and material Tower Site Leases is in full force and effect; (iii) Seller has not assigned its rights under any of the Real Property Leases or Tower Site Leases to any other person; (iv) neither Seller nor, to the Knowledge of Seller, any other party to any of the Real Property Leases is in noncompliance, breach or default thereunder, except in each case for such noncompliance, breaches and defaults that, individually or in the aggregate, would not adversely affect the ability of Purchaser to enjoy the use of the property subject to the Real Property Leases in the manner for which they were intended, or that would otherwise have a Material Adverse Effect; (v) since June 30, 2006, no Real Property Lease has been modified or amended in writing in any material manner and no party to any Real Property Lease has given Seller written notice of or, to the Knowledge of Seller, made a claim with respect to any breach or default; and (vi) other than the consummation of the transactions contemplated by this Agreement, to the Knowledge of Seller, no condition exists or event has occurred which, with or without the lapse of time or the giving of notice, or both, would constitute a default by any party under any Real Property Lease or Tower Site Lease that is material to the operation of the Business as currently conducted, or to the use of the property subject to the Real Property Leases in the manner for which they were intended.
     5.19 Tangible Personal Property. Schedule 5.19 sets forth all leases of personal property by Seller (“Personal Property Leases”) involving annual payments in excess of $10,000, or terms in excess of one year. Seller has not received any written notice of any default or event that with notice or lapse of time or both would constitute a default by

Seller under any of the Personal Property Leases. Neither Seller nor, to the Knowledge of Seller, any other party to any of the Personal Property Leases is in noncompliance, breach or default thereunder in any material respect. Since June 30, 2006, no Personal Property Lease has been modified or amended in writing in any material manner and no party to any Personal Property Lease has given Seller written notice of or, to the Knowledge of Seller, made a claim with respect to any breach or default. To the Knowledge of Seller, no condition exists or event has occurred which, with or without the lapse of time or the giving of notice, or both, would constitute a default by any party under any Personal Property Lease.
     5.20 Product Warranty; Product Liability.
          (a) Except as set forth on Schedule 5.20, (i) each Product manufactured, sold or delivered by Seller in conducting the Business has been in conformity with all product specifications and all express and implied warranties, (ii) Seller has no liability for replacement or repair of any such Products or other damages in connection therewith or any other product obligations not reserved against on the Balance Sheet, and (iii) Seller has not sold any Products or delivered any services that included a warranty for a period of longer than one (1) year.
          (b) To Seller’s Knowledge, (i) Seller has no material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product designed, manufactured, assembled, repaired, sold or installed by or on behalf of Seller and (ii) Seller has not committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Seller with respect to Products designed, manufactured, assembled, repaired, sold or installed by or on behalf of Seller.
     5.21 Certain Payments; Certain Interests. Neither Seller nor, to the Knowledge of Seller, any director, officer, employee, or other Person associated with or acting on behalf of any of Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for Seller, (ii) to pay for favorable treatment for business secured by Seller, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller, (iv) that might subject Seller to any material damage or penalty in any Legal Proceeding, (v) in violation of any Law, or (vi) if not continued in the future, might have a Material Adverse Effect on the Seller, or (b) established or maintained any fund or asset with respect to Seller that has not been recorded in the books and records of Seller.
     5.22 Employee Benefits.
          (a) Schedule 5.22(a) lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended

(“ERISA”)) and any other material stock award, stock option, stock purchase, bonus or other incentive compensation, vacation, change of control, educational assistance, deferred compensation, salary continuation, disability, retirement, welfare benefit, severance, or life insurance plan or agreement in which current or former Employees participate (each, an “Employee Benefit Plan”). Seller has made available to Purchaser correct and complete copies of (i) each Employee Benefit Plan, (ii) the most recent annual reports on Form 5500 required to be filed with respect to each Employee Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Employee Benefit Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Employee Benefit Plan.
          (b) Each Employee Benefit Plan with respect to which Purchaser will assume assets and/or liabilities pursuant to Article VIII hereof has been administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, except for any noncompliance that would not have a Material Adverse Effect.
          (c) To the Knowledge of Seller, each Employee Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code (a “Qualified Plan”) is so qualified except for any noncompliance that would not result in a Material Adverse Effect. Seller has made available to Purchaser a correct and complete copy of the most recent determination letter received with respect to each Qualified Plan.
          (d) Except as set forth on Schedule 5.22(d):
          (i) since the effective date of ERISA, no material liability under Title IV of ERISA has been incurred or is reasonably expected to be incurred by Seller (other than liability for premiums due to the PBGC), unless such liability has been, or prior to the Closing Date will be, satisfied in full;
          (ii) no Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code (each, a “Pension Plan”) has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived;
          (iii) the PBGC has not instituted proceedings and no filing has been made by Seller or any of its ERISA Affiliates to terminate any Pension Plan; and
          (iv) none of the Pension Plans is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, and neither Seller nor any of its ERISA Affiliates has made or incurred a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA that would result in the incurrence of a material liability by Seller or any of its ERISA Affiliates.

          (e) Except as set forth on Schedule 5.22(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former Employee under the Deferred Compensation Plan, (ii) increase any benefits under the Deferred Compensation Plan or any other Employee Benefit Plan with respect to which Purchaser will assume assets and/or liabilities pursuant to Article VIII or (iii) result in the acceleration of the time of payment of, vesting of or other rights with respect to any such benefits.
     This Section 5.22 represents the sole and exclusive representation and warranty of Seller regarding employee benefit matters.
     5.23 Financial Advisors. Except for Daniels & Associates, L.P., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment in respect thereof.
     5.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller with respect to Seller, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement and Seller makes no representations or warranties to Purchaser regarding the probable success or profitability of the Business.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser hereby represents and warrants to Seller that:
     6.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.
     6.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     6.3 Conflicts; Consents of Third Parties.
          (a) Except as set forth on Schedule 6.3(a), none of the execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by Purchaser with any of the provisions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound, (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law.
          (b) Except as set forth on Schedule 6.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the compliance by Purchaser with any of the provisions hereof, the consummation of the transactions contemplated hereby, or for Purchaser to conduct the Business, other than (i) filings with and approvals of the FCC as required under the Communications Act and (ii) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have materially adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.
     6.4 Litigation. There are no Legal Proceedings pending or, to the actual knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.
     6.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
     6.6 Financing Commitment. As of the Closing Date, the Financing Commitment shall be in full force and effect, and shall not have been amended or terminated.

     6.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI (as modified by the Schedules hereto), neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser.
ARTICLE VII
COVENANTS
     7.1 Access to Information. Seller agrees that, prior to the Closing, subject to its obligations set forth in Section 7.6 hereof, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted upon reasonable advance notice in a reasonable manner. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Purchaser shall not contact any suppliers to, or customers of, Seller. Seller shall cause the officers, directors, employees, consultants, agents, accountants, attorneys and other representatives of Seller to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Seller and its representatives and shall use their reasonable efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller to disclose information subject to attorney-client privilege. No investigation pursuant to this Section shall affect any representation or warranty given by the Seller in this Agreement.
     7.2 Conduct of the Business Pending the Closing.
          (a) Prior to the Closing, except (I) as set forth on Schedule 7.2, (II) as reasonably determined by Seller and Purchaser to be required by applicable Law, (III) as otherwise contemplated by this Agreement or (IV) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall:
          (i) conduct the Business only in the Ordinary Course of Business; and
          (ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business, and (B) preserve the present relationships with customers and suppliers of Seller.

          (b) Except (I) as set forth on Schedule 7.2, (II) as reasonably determined by Seller and Purchaser to be required by applicable Law, (III) as otherwise contemplated by this Agreement or (IV) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, solely as it relates to the Business:
          (i) other than in the Ordinary Course of Business or as required by Law, Contract or the terms of any Employee Benefit Plan, or in connection with the transition to the Verizon Communications Inc. compensation and benefits structure, (A) increase the annual level of compensation of any director or executive officer of Seller, (B) grant any bonus, benefit or other direct or indirect compensation, (C) adopt, or increase the coverage or benefits available under, any Employee Benefit Plan or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) with any director or executive officer of Seller;
          (ii) subject any of the Purchased Assets to any Lien, except for Permitted Exceptions;
          (iii) acquire any material properties or assets that would be Purchased Assets or sell, assign, license, transfer, convey, lease or otherwise dispose of a material portion of the Purchased Assets (except pursuant to an existing Contract or inventory in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets);
          (iv) cancel or compromise any material debt or claim or waive or release any right of Seller that constitutes a Purchased Asset with a value in excess of $50,000 individually or $100,000 in the aggregate;
          (v) enter into any commitment for capital expenditures in excess of $125,000 for any individual commitment and $250,000 for all commitments in the aggregate;
          (vi) enter into, modify or terminate any labor or collective bargaining agreement;
          (vii) enter into or agree to enter into any merger or consolidation with any Person;
          (viii) except as required by applicable Law or GAAP, make any material change to any of its methods of accounting or accounting practice; or
          (ix) agree to do anything prohibited by this Section 7.2(b).
     7.3 Consents. Seller shall (and shall cause its Affiliates to) use their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Sections 5.3(b) and 6.3(b) hereof, and Purchaser shall (and shall cause its Affiliates to) cooperate with Seller in connection with obtaining all such consents and approvals; provided however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested unless expressly required by the terms of any Contract (excluding any Tower Site Lease).
     7.4 Further Assurances. Subject to, and not in limitation of, Section 7.3 hereof, each of Seller and Purchaser shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.
     7.5 FCC Licenses. Within five (5) business days after Purchaser delivers to Seller a certified copy of the Financing Commitment as contemplated by Section 4.2(f), Purchaser and Seller shall jointly file with the FCC substantially complete applications (the “Applications”) to request the FCC’s consent to the voluntary assignment of the Permits from Seller to Purchaser (the “FCC Consent”). Purchaser and Seller shall each pay its own expenses in connection with the preparation and prosecution of the Applications and shall share any filing fee associated with the Applications equally. Seller and Purchaser shall prosecute the Applications before the FCC, including replying to or opposing any petitions to deny filed in any form whatsoever against the Applications, with all reasonable diligence, in order to obtain the FCC Consent promptly and in order to carry out the provisions of this Agreement. If FCC reconsideration or review, or if judicial review shall be sought with respect to the FCC Consent by a third party or upon the FCC’s own motion, Purchaser and Seller shall cooperate in opposing such requests for FCC reconsideration or review or for judicial review.
     7.6 Confidentiality.
          (a) Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Purchaser and Seller, dated January 11, 2006 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or otherwise included in the Purchased Assets; provided, however, that Purchaser acknowledges that any and all other Confidential Information provided to it by Seller or its representatives concerning Seller and the Subsidiaries and not related exclusively to the Business or the Purchased Assets shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date
          (b) From and after the Closing Date, Seller shall not and shall cause its officers and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below). Seller and its officers and directors shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is required by Law or other regulatory process, including preparation of financial statements, tax audits and Legal Proceedings by or against Seller or its Affiliates. For purposes of this Section 7.6(b), “Confidential Information” shall mean any confidential information with respect to the Business, including methods of operation, customers, customer lists, Products, prices, fees, costs, inventions, know-how, marketing methods, plans, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.
     7.7 Preservation of Records. Seller and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business in respect of periods ending on or prior to Closing for a period of seven years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party, including by providing reasonable access during regular business hours upon reasonable advance notice and under reasonable circumstances and subject to restrictions under applicable Law, in connection with, among other things, preparation of financial statements, regulatory filings, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of Seller or Purchaser or any of their Affiliates (other than in connection with Legal Proceedings between the parties hereto) or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. Each of Seller and Purchaser shall be entitled, at its sole cost and expense, to make copies of the books and records to which they are entitled to access pursuant to this Section 7.7. In the event Seller or Purchaser wishes to destroy such records after that time, such party shall first give 90 days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such 90 day period, to take possession of the records within 180 days after the date of such notice.
     7.8 Publicity. Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller or any of their respective Affiliates lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.
     7.9 Non-Competition; Non-Solicitation.
          (a) Seller agrees that for a period of twenty-four months following the Closing, it shall not utilize for itself or disseminate to any of its Affiliates, and shall cause its Affiliates not to utilize, any customer lists of Seller or the Business or any other proprietary information of Seller or the Business concerning the identity of customers of Seller, in each case, as of the Closing Date, for the purpose of providing such customers with any products or services or interfering with or damaging any relationship and/or agreement between Purchaser or any of Purchaser’s Affiliates and any such customer.
          (b) Seller agrees that for a period of twelve months following the Closing, Seller shall not and shall cause its Affiliates not to cause, solicit, induce or encourage any Transferred Employee if such Transferred Employee is then employed by Purchaser or its Affiliates, or has been employed by Purchaser or its Affiliates during the preceding three (3) month period, to leave such employment or hire, employ or otherwise engage any such individual; provided that neither generalized searches through media advertisement, employment firms or otherwise that are not directed to such personnel nor any employment or hiring pursuant to or as a result thereof shall constitute a violation of the foregoing.
          (c) Neither Seller not its Affiliates shall employ any Transferred Employee for a period of one year after the date that such Transferred Employee ceases to be an employee of Purchaser or its Affiliates.
          (d) Seller hereby agrees that a violation or attempted or threatened violation of this Section 7.9 will cause irreparable injury to Purchaser for which money damages would be inadequate, and that Purchaser shall be entitled, in addition to any other rights or remedies it may have, whether in law or in equity, to obtain an injunction enjoining and restraining Seller from a violation of the covenant contained herein. If, at the time of enforcement of this Section 7.9 a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions.
     7.10 Use of MCI Trademarks. Purchaser agrees that it shall have no right to use of the names “WorldCom”, “MCI”, “Verizon” or any other Excluded Marks, and will not at any time hold itself out as having any affiliation with Seller Parent or any of its Affiliates. Seller shall grant to Purchaser a limited license under certain Licensed Excluded Marks, pursuant to the terms of the Intellectual Property Agreement.
     7.11 Tax Matters. Purchaser and Seller shall cooperate in preparing, executing and filing use, sales, real estate, transfer and similar Tax Returns relating to the purchase and sale of the Purchased Assets. Such Tax Returns shall be prepared in a manner that is consistent with the determination of the fair market values allocated to the Purchased Assets as contemplated by Section 2.7(a) hereof. All sales, transfer, documentary, stamp, recording and similar Taxes incurred in connection with the purchase and sale of the Purchased Assets (“Transfer Taxes”) shall be borne equally Purchaser and Seller.
     7.12 Financing.
          (a) Purchaser agrees to notify Seller promptly (but in any event within two (2) Business Days) if, at any time prior to the Closing Date, (i) the Financing Commitment shall expire or be terminated for any reason, (ii) any financing source that is a party to the Financing Commitment notifies Purchaser that such source no longer intends to provide financing to Purchaser on the terms set forth therein, or (iii) for any reason Purchaser no longer believes in good faith that it will be able to obtain any of the financing substantially on the terms described in the Financing Commitment. Purchaser shall not, and shall not permit any of its Subsidiaries or Affiliates to, without the prior written consent of Seller, which consent shall not be unreasonably withheld, take any action or enter into any transaction, including, without limitation, any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would impair, materially delay or prevent Purchaser’s obtaining of the financing contemplated by the Financing Commitment. Purchaser shall not amend or alter, or agree to amend or alter, the Financing Commitment in any manner that would impair, materially delay or prevent the consummation of the transactions contemplated hereby without the prior written consent of Seller, which consent shall not be unreasonably withheld.
          (b) If the Financing Commitment shall be terminated or modified in a manner adverse to Purchaser for any reason (excluding immaterial modifications affecting pricing (but not amount)), Purchaser shall use its commercially reasonable efforts to obtain, and will provide Seller with a copy of, a new financing commitment from a financial institution reasonably acceptable to Seller that provides for at least the same amount of financing as the Financing Commitment as originally issued, funding conditions no less favorable than those included in the Financing Commitment as originally issued, and other terms and conditions the aggregate effect of which is not materially adverse to the ability of Purchaser to consummate the transactions contemplated hereby in comparison with those terms and conditions contained in the Financing Commitment as originally issued, which extension or new commitment shall include a termination date not earlier than the Termination Date. Purchaser shall accept any such new commitment letter if the funding conditions and other terms and conditions contained therein, in the aggregate, are not materially adverse to Purchaser in comparison with those contained in the Financing Commitment as originally issued.
     7.13 Supplementation and Amendment of Schedules. From time to time prior to the Closing, Seller shall have the right to supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement; provided that no such supplement or amendment shall have any effect on the satisfaction of the condition to Closing set forth in Section 9.1(a).
ARTICLE VIII
EMPLOYEES AND EMPLOYEE BENEFITS
     8.1 Employment.
          (a) Transferred Employees. Prior to the Closing, Purchaser shall deliver, in writing, an offer of employment to each of the Employees who remain employed immediately prior to the Closing (including Employees on leave) to commence immediately following the Closing. Each such offer of employment shall be for at least the same total compensation (including salary and bonus) and position in effect immediately prior to the Closing. Such individuals who accept such offers are hereinafter referred to as the “Transferred Employees.” Such individuals who do not accept such offers are hereinafter referred to as the “Non-Transferred Employees.”
          (b) Purchaser shall provide each Transferred Employee whose employment is involuntarily terminated (other than for cause) by Purchaser or its Affiliates prior to the one-year anniversary of the Closing Date with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits to which such employee would have been entitled on account of an eligible termination under the MCI Severance Plan as in effect as of the Closing Date. Such severance payments and benefits may be provided in the manner and under the plan or policy designated by Purchaser in its discretion.
          (c) For a period of six (6) months, Seller and its Affiliates shall not hire as an employee, consultant or otherwise any Non-Transferred Employee.
          (d) Standard Procedure. Pursuant to the “Standard Procedure” provided in section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller.
     8.2 Employee Benefits.
          (a) Purchaser shall provide, or cause to be provided, for a period of one year following the Closing or such longer period of time required by applicable Law (the “Benefit Maintenance Period”), to each of the Transferred Employees, compensation (including salary, wages and opportunities for commissions, bonuses, incentive pay, overtime and premium pay), employee benefits, location of employment and a position of employment that are, in each case, substantially equivalent to those provided to such Transferred Employee immediately prior to the Closing. Consistent with the foregoing, Purchaser shall provide a dollar-for-dollar matching contribution under the Purchaser Savings Plan (as defined below) with respect to 401(k) deferrals up to 6% of eligible pay under such plan for Transferred Employees. Furthermore, Seller shall furnish Purchaser with a schedule setting forth certain other items of compensation to which each Transferred Employee is entitled as of the Closing. Purchaser shall be entitled to audit Seller’s books and records in order to verify the accuracy of the information set forth in this schedule. For purposes of this section, Purchaser shall be deemed to have provided “substantially equivalent” compensation to such Transferred Employees if it provides them with the items of compensation specified in the schedule, or, if any inaccurate information is contained in the schedule, if it provides them with the items of compensation to which they were entitled as of the Closing as is determined through an audit of Seller’s books and records. After the Closing, Purchaser shall not discriminate against Transferred Employees in relation to similarly situated employees of Purchaser by reason of their status as Transferred Employees.
          (b) For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Purchaser and its Affiliates providing benefits to Transferred Employees (the “Purchaser Plans”), Purchaser shall credit each Transferred Employee with his or her years of service with Seller and any predecessor entities, to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Benefit Plan. The Purchaser Plans shall not deny Transferred Employees coverage on the basis of pre-existing conditions or evidence of insurability and shall credit such Transferred Employees for any deductibles and out-of-pocket expenses paid under the comparable Employee Benefit Plans in the year of initial participation in the Purchaser Plans.
          (c) Transferred Employees shall not accrue benefits under any employee benefit policies, plans, arrangements, programs, practices or agreements of Seller or any of its Affiliates after the Closing Date. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to any Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices or agreements. References herein to a benefit with respect to a Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.
          (d) Purchaser shall take all action necessary and appropriate to ensure that, as of the Closing Date, Purchaser or its Affiliate maintains a qualified retirement plan under Code section 401(k) (hereinafter referred to as the “Purchaser Savings Plan”). The Purchaser Savings Plan shall not accept rollover contributions from any Transferred Employees.
          (e) Except for the MCI Health Care and Dependent Care Reimbursement Plans (the “FRP”) account balances described in Section 8.2(f) hereof and except for any assets relating to the Deferred Compensation Plan as described in Section 8.2(h), nothing in this Agreement shall require Seller or its Affiliates to transfer assets or reserves with respect to any Employee Benefit Plan to Purchaser or its Affiliates or the Purchaser Plans.
          (f) Seller will make available to Purchaser, not less than five (5) calendar days prior to the Closing Date, a list of Transferred Employees who are participating in or have participated in the FRP, together with the elections made prior to the Closing Date with respect to such accounts through the Closing Date. Purchaser shall take all actions necessary and legally permissible to ensure that as of the Closing Date, it includes the Transferred Employees who are participating in the FRP as of the Closing Date, in a Purchaser Plan that constitutes a Code section 125 plan and any flexible spending arrangements thereunder (“Purchaser’s FSA”). Purchaser shall further take all actions necessary and legally permissible to amend Purchaser’s FSA to provide that as of the Closing Date and for the plan year in which the Closing Date occurs, but not for any specific time thereafter, (A) the Transferred Employees who elected to participate in the FRP shall become participants in Purchaser’s FSA as of the beginning of the FRP’s plan year and at the level of coverage provided under the FRP, except that any Transferred Employees who continue participation in the FRP after the Closing Date as provided below shall not be covered by Purchaser’s FSA for that year; (B) the Transferred Employees’ salary reduction elections shall be taken into account for the remainder of Purchaser’s FSA plan year as if made under Purchaser’s FSA; and (C) Purchaser’s FSA shall reimburse medical expenses incurred by the Transferred Employees at any time during the FRP’s plan year (including claims incurred prior to the Closing Date but unpaid prior to the Closing Date), up to the amount of the Transferred Employee’s election and reduced by amounts previously reimbursed by the FRP. The Transferred Employees shall cease to be eligible for reimbursements from the FRP as of the Closing Date, except to the extent that any Transferred Employee elects continuation of coverage under the FRP as permitted by section 4980B of the Code and section 601 et seq. of ERISA. As soon as practicable following the Closing Date, Seller shall transfer to Purchaser or its Affiliate and Purchaser (or its Affiliate) agrees to accept, those amounts which represent the debit and credit balances under the FRP of the Transferred Employees who are to become covered by Purchaser’s FSA and the transfer of such amounts shall take into account on a net basis employees’ payroll deductions and claims paid through the Closing Date. Seller represents that as of the Closing Date it has properly withheld from the pay of applicable Transferred Employees all amounts in accordance with the FRP elections of such employees.
          (g) Except as required by applicable Law, Purchaser shall be responsible for all Liabilities with respect to Transferred Employees attributable to their accrued and unused vacation, sick days and personal days through the Closing Date.
          (h) Effective as of the Closing Date, Seller shall transfer sponsorship of the Deferred Compensation Plan and any related grantor trust (if any) to Purchaser, and Purchaser shall assume sponsorship of the Deferred Compensation Plan and any related grantor trust (if any) from Seller.

     8.3 Employee Rights. Nothing herein express or implied shall confer upon any employee of Seller or its Affiliates, or Purchaser or its Affiliates, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be deemed to confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder. Nothing in this Agreement shall cause Purchaser or its Affiliates, or Seller or its Affiliates to have any obligation to provide employment or any employee benefits to any individual who is not a Transferred Employee or to continue to employ any Transferred Employee for any period of time following the Closing subject to limitations contained in any union contract or collective bargaining agreement. This Agreement does not create any right of an employee or union to object or to refuse to assent to Seller’s assignment of or Purchaser’s assumption of or succession to any employment agreement, union contract, collective bargaining agreement, or other agreement relating to conditions of employment, employment separation, severance or employee benefits, nor shall this Agreement be construed as recognizing that any such rights exist.
     8.4 Successors and Assigns. In the event Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that such successors and assigns of Purchaser honor the obligations of Purchaser and its Affiliates set forth in this Article VIII. In the event Purchaser or any of its Affiliates outsources any of the Transferred Employees during the Benefit Maintenance Period and such employees are not paid a severance benefit in accordance with Section 8.2(a), then, and in each case, proper provision shall be made so that the outsourcing vendor maintains a severance pay plan or policy that provides a severance benefit for each Transferred Employee who is involuntarily terminated by the outsourcing vendor during such period, which benefit is the same as the severance benefits that would otherwise have been provided to such employees in accordance with Section 8.2(a). For purposes of this Section 8.4, a Transferred Employee shall be considered to have been outsourced if the employee is hired by the outsourcing vendor pursuant to or in connection with an agreement entered into between Purchaser or any of its Affiliates and the outsourcing vendor whereby the outsourcing vendor will provide services to or for Purchaser or any of its Affiliates.
     8.5 Cooperation. Seller and Purchaser agree to cooperate fully with respect to the actions necessary to effect the transactions contemplated in this Article VIII, including the provision of records (including payroll records) and information as each may reasonably request from the other.

     8.6 Employee Obligations of Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain the right, after the Closing Date, to enforce agreements with its current or former Employees, consultants, and contractors related to Intellectual Property owned by Seller or any of its Affiliates.
ARTICLE IX
CONDITIONS TO CLOSING
     9.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):
          (a) the representations and warranties of Seller set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);
          (b) Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the foregoing effect;
          (c) During the period from the date hereof to the Closing Date, there shall not have been any Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the foregoing effect;
          (d) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (e) all consents and approvals of the FCC shall have been obtained and become a Final Order (for the purposes of this Section 9.1(e), an action or order of the FCC granting the FCC’s consent shall be deemed to have become a “Final Order” when such action or order shall have been issued by the FCC in writing, setting forth the FCC Consent, and (i) such action or order shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, and (ii) no protest, request for stay, reconsideration or review by the FCC on its own motion or by any third party, petition for FCC reconsideration or for rehearing, application for FCC review, or judicial appeal of such action or order shall be pending, when the period provided by law for initiating such protest, request for stay, reconsideration or review by the FCC on its own motion, petition for FCC reconsideration or for rehearing, application for FCC review, or judicial appeal of such action or order shall have expired);
          (f) all consents of third parties set forth on Schedule 9.1(f) shall have been obtained;
          (g) Seller shall have obtained consents of third parties to the assignment by Seller of a number of Tower Site Leases such that, together with those Tower Site Leases not requiring consent to the assignment thereof, Purchaser shall obtain at Closing valid leasehold rights to use a minimum of sixty five percent (65%) of the transmission towers not owned by Seller but used by Seller in the operation of the Business as of the Closing Date;
          (h) there shall not have occurred and be continuing on the Closing Date (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (ii) any limitation (whether or not mandatory) by any United States Governmental Body on the extension of credit by banks or other financial institutions;
          (i) Seller shall have caused to be removed those Liens identified on Schedule 9.1(i), and evidence of such removal reasonably satisfactory to Purchaser shall have been delivered to Purchaser;
          (j) Seller shall have delivered a certificate, dated the Closing Date, executed by any vice president or the secretary or any assistant secretary of Seller, including (i) a copy of the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Seller Documents to which it is a party, certified by the secretary or an assistant secretary of Seller as of the Closing Date, and which shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and (ii) an incumbency certificate from Seller, dated the Closing Date, as to the incumbency and signature of the officers of Seller executing this Agreement or any Seller Document;
          (k) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed bill of sale in the form of Exhibit A hereto (the “Bill of Sale”);
          (l) Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”);
          (m) Seller shall have delivered, or caused to be delivered, to Purchaser the Intellectual Property Agreement, duly executed by Seller;

          (n) Seller shall have delivered to Purchaser a telecommunication services agreement in the form of Exhibit D hereto (the “Telecommunication Services Agreement”), duly executed by Seller;
          (o) Seller shall have delivered to Purchaser a reseller agreement in the form of Exhibit E hereto (the “Reseller Agreement”), duly executed by Seller;
          (p) Seller shall have delivered to Purchaser a CNAM agreement in the form of Exhibit F hereto (the “CNAM Agreement”), duly executed by Seller;
          (q) Seller shall have delivered, or caused to be delivered, to Purchaser a real estate colocation agreement in the form of Exhibit G hereto (the “Colocation Agreement”), duly executed by Seller; and
          (r) Seller shall have delivered, or caused to be delivered, to Purchaser a corporate account agreement in the form of Exhibit H hereto (the “Corporate Account Agreement”), duly executed by Seller.
     9.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):
          (a) the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;
          (b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;
          (c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
          (d) all consents and approvals of the FCC shall have been obtained;

          (e) Purchaser shall have delivered, or caused to be delivered, to Seller evidence of the wire transfer referred to in Section 3.2;
          (f) Purchaser shall have delivered to Seller the Assignment and Assumption Agreement, duly executed by Purchaser;
          (g) Purchaser shall have delivered to Seller the Intellectual Property Agreement, duly executed by Purchaser;
          (h) Purchaser shall have delivered to Seller the Telecommunication Services Agreement, duly executed by Purchaser;
          (i) Purchaser shall have delivered to Seller the Reseller Agreement, duly executed by Purchaser;
          (j) Purchaser shall have delivered to Seller the CNAM Agreement, duly executed by Purchaser;
          (k) Purchaser shall have delivered to Seller the Colocation Agreement, duly executed by Purchaser; and
          (l) Purchaser shall have delivered to Seller the Corporate Account Agreement, duly executed by Purchaser.
     9.3. Frustration of Closing Conditions. Neither Seller nor Purchaser may rely on the failure of any condition set forth in Section 9.1 or 9.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.
ARTICLE X
INDEMNIFICATION
     10.1 Survival of Representations and Warranties. (a) The representations and warranties of Purchaser and Seller contained in this Agreement shall survive the Closing solely for purposes of this Article X and such representations and warranties shall terminate at the close of business on the date that is fifteen (15) months after the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 5.1, 5.2, 5.5(a), 5.23, 6.1, 6.2 and 6.5 shall survive the Closing and remain in effect indefinitely and (ii) the representations and warranties contained in Sections 5.12 and 5.17 shall survive the Closing until 60 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof. Any claim for indemnification with respect to any of such matters which is not asserted by notice containing sufficient detail as to allow the claim to be evaluated (and including the amount of such claim) given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time.
          (b) All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. No claim for a breach of a covenant or other agreement set forth in this Agreement that (i) by its nature is required to be performed by or prior to Closing (the “Pre-Closing Covenants”) may be made or brought by any party hereto more than six (6) months after the Closing Date and (ii) by their nature are required to be performed after Closing (the “Post-Closing Covenants”) may be made or brought by any party hereto after the one year anniversary of the last date on which each such Post-Closing Covenant was required to be performed (in each case, a “Survival Period”); provided, however, that any obligation to indemnify and hold harmless shall not terminate with respect to any Losses to which the Person to be indemnified shall have given notice in writing setting forth the specific claim and the basis therefor in reasonable detail to the indemnifying party in accordance with Section 10.4(a) before the termination of the applicable Survival Period.
     10.2 Indemnification by Seller.
          (a) Subject to Sections 7.11 and 10.5 hereof, Seller hereby agrees to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all losses, liabilities, claims, demands, judgments, damages (excluding incidental and consequential damages), fines, suits, actions, costs and expenses (individually, a “Loss” and, collectively, “Losses”) arising out of, based upon, attributable to or resulting from:
          (i) any misrepresentation in, or any failure of, any of the representations or warranties made by Seller in this Agreement to be true and correct in all respects at and as of the Closing Date;
          (ii) the breach of or non-compliance with any Pre-Closing Covenant or any Post-Closing Covenant on the part of Seller;
          (iii) any and all Excluded Assets or any Excluded Liability; and
          (iv) all actions, suits, proceedings, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys’ fees, incident to the foregoing.
          (b) Purchaser acknowledges and agrees that Seller shall not have any liability under any provision of this Agreement for any Loss to the extent that such

Loss relates to action taken by Purchaser or any other Person (other than Seller in breach of this Agreement) after the Closing Date. Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.
     10.3 Indemnification by Purchaser.
          (a) Subject to Section 10.5, Purchaser hereby agrees to indemnify and hold Seller and its directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from:
          (i) any misrepresentation in, or any failure of, any of the representations or warranties made by Purchaser in this Agreement to be true and correct in all respects at and as of the Closing Date;
          (ii) the breach of or non-compliance with any Pre-Closing Covenant or any Post-Closing Covenant on the part of Purchaser;
          (iii) any Assumed Liability;
          (iv) any Purchased Assets or Purchaser’s operation of the Business after the Closing Date; and
          (v) all actions, suits, proceedings, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys’ fees, incident to the foregoing.
     10.4 Indemnification Procedures.
          (a) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
          (b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Sections 10.2 and 10.3 hereof (regardless of the limitations set forth in Section 10.5) (an “Indemnification Claim”), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is prejudiced as a result of such failure and then only to the extent of such prejudice. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so; provided that if Seller is the indemnifying party that defends against, negotiates, settles or otherwise deals with such Indemnification Claim, the attorneys’ fees and other Losses incurred by Seller in connection with such defense, negotiation, settlement or other dealings shall reduce (by the amount thereof) the amount recoverable under the Cap by Purchaser Indemnified Parties from Seller. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 10.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party (which consent shall not be unreasonably withheld), settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 10.5 and 10.6, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.
          (c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.
     10.5 Certain Limitations on Indemnification.
          (a) Except as set forth in Section 10.5(b), notwithstanding the provisions of this Article X, neither Seller nor Purchaser shall have any indemnification obligations for Losses under Section 10.2(a)(i) or Section 10.3(a)(i) unless the aggregate amount of all such Losses exceeds $230,000 (the “Basket”), and then only to the extent of such excess. Subject to Section 10.5(b), in no event shall the aggregate indemnification to be paid by (i) Seller or Purchaser under this Article X for Losses under Section 10.2(a)(i) or Section 10.3(a)(i) (other than with respect to Losses arising out of a breach by Seller of the representations and warranties set forth in Sections 5.5(a) (Title), 5.11 (Labor), 5.12 (Environmental), 5.17 (Taxes), and 5.22 (Benefits), exceed $5,750,000 (the “Cap”), (ii) Seller under this Article X for Losses arising out of a breach by Seller of the representations and warranties set forth in Sections 5.11 (Labor) and 5.22 (Benefits) (together with all other claims made by Purchaser under Section 10.2(a)(i)) exceed $11,500,000, or (iii) Seller under this Article X for Losses arising out of a breach by Seller of the representations and warranties set forth in Sections 5.12 (Environmental) and 5.17 (Taxes) (together with all other claims made by Purchaser under Section 10.2(a)(i)) exceed the Purchase Price.
          (b) Notwithstanding anything in this Article X, the limitation requiring notice of any indemnification claim within a specific time period set forth in Sections 10.1(a) and 10.1(b), and the Cap, Basket and other limitations set forth in Section 10.5(a), shall not apply to claims for indemnification in respect of Losses arising under the representations and warranties set forth in Sections 5.1, 5.2, 5.5(a), 5.23, 6.1, 6.2 and 6.5 or related to or arising out of the matters set forth in Sections 10.2(a)(iii)-(iv), 10.3(a)(iii)-(v), or to claims alleging fraud or willful misconduct.
          (c) Seller shall not be required to indemnify any Purchaser Indemnified Party and Purchaser shall not be required to indemnify any Seller Indemnified Party to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification.
          (d) Purchaser shall not make any claim for indemnification under this Agreement in respect of any matter that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.3.
     10.6 Calculation of Losses.
          (a) The amount of any Losses for which indemnification is provided under this Article X shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies with respect to such Losses (net of any Taxes or expenses incurred in connection with such recovery). Purchaser shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement; provided, that Purchaser shall have no obligation whatsoever to maintain insurance.
          (b) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof (provided that such limitation with respect to lost profits shall not limit Seller’s right to recover contract damages in connection with Purchaser’s failure to close in violation of this Agreement).
     10.7 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price on their Tax Returns to the extent permitted by applicable Law.
     10.8 Exclusive Remedy. From and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article X. In furtherance of the foregoing, each of the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or Purchaser, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise). Notwithstanding the foregoing, this Section 10.8 shall not operate to (i) interfere with or impede the operation of the provisions of Article III providing for the resolution of certain disputes relating to the Purchase Price between the parties and/or by an Independent Accountant or (ii) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).

ARTICLE XI
MISCELLANEOUS
     11.1 Expenses. Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
     11.2 Submission to Jurisdiction; Consent to Service of Process.
          (a) The parties agree that any controversy, claim or dispute arising out of or relating to or in connection with this Agreement, including, without limitation, any dispute regarding the breach, termination, enforceability or validity hereof (each, a “Dispute”) should be regarded as a business problem to be resolved promptly through business-oriented negotiations before resorting to legal action in accordance with the provisions of Section 11.2(b) hereof. The parties therefore agree to attempt in good faith to resolve any Dispute promptly by negotiation between the executives of the parties who have authority to settle the Dispute. Such negotiations shall commence upon the mailing of a notice (the “Dispute Notice”) from the appropriate executive of the requesting party to an appropriate executive of the responding party. If the Dispute has not been resolved by these Persons within thirty (30) days of the date of the Dispute Notice, unless the parties mutually agree in writing to a longer period, the Dispute shall be referred to the chief executive officer of each of Seller and Purchaser, for discussion and negotiation among them. In the event the Dispute has still not been resolved by negotiation within forty-five (45) days of the date of the Dispute Notice, then either party thereto may commence legal action in accordance with Section 11.2(b) hereof. All negotiations pursuant to this Section 11.2(a) shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and shall not be used for, or admitted in, any arbitration or court proceedings under this Agreement. Nothing contained in this Section 11.2(a) shall preclude a party from seeking injunctive relief if the prerequisites to obtaining injunctive relief, including irreparable harm, are otherwise satisfied.
          (b) (i) With respect to any Dispute that has not been resolved pursuant to Section 11.2(a) hereof, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Wilmington, Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (ii) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 11.5.
          (iii) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     11.3 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.

     11.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to Seller, to:
MCI, LLC
22001 Loudoun County Parkway
Ashburn, Virginia 20147
Facsimile: (703) 886-0895
Attention: Stephen R. Mooney
with copies (which shall not constitute notice) to:
Verizon Communications Inc.
140 West Street, 29th Floor
New York, New York 10007
Facsimile: (908) 766-3813
Attention: Marianne Drost, Esq.
and
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile: (212) 310-8007
Attention: Frederick S. Green
If to Purchaser, to:
Bell Industries, Inc.
8888 Keystone Crossing, Suite 1700
Indianapolis, Indiana 46240
Facsimile: (317) 715-6790
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:
Manatt, Phelps & Phillips, LLP
11355 W. Olympic Boulevard
Los Angeles, California 90064
Facsimile: (310) 914-5712
Attention: Mark J. Kelson
     11.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     11.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.
     11.8 Non-Recourse. Except as set forth in Section 11.9 hereof, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or its Affiliates shall have any liability for any obligations or liabilities of Seller under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
     11.9 Seller Parent Joinder. For purposes of all obligations of Seller under this Agreement, including any indemnity or other payment obligations of Seller hereunder, Seller Parent hereby agrees to be bound by such obligations jointly and severally with Seller and agrees that all such obligations may be enforced against Seller Parent by Purchaser in accordance with the provisions of this Agreement to the same extent as if Seller Parent were a party to this Agreement and bound hereby.
     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

SKYTEL CORP.

By:	/s/ Francis Shammo

Name: Francis Shammo
Title: SVP and Chief Financial Officer

BELL INDUSTRIES, INC.

By:	/s/ John A. Fellows

Name: John A. Fellows Title: Chief Executive Officer

The undersigned hereby joins as a party to this Agreement for the limited purposes provided in Section 11.9 of this Agreement:

MCI, LLC

By:	/s/ Francis Shammo

Name: Francis Shammo Title: SVP and Chief Financial Officer